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                                                                  EXHIBIT 10.6.1

                                    AGREEMENT

      THIS AGREEMENT ("Agreement") is entered into as of the 9th day of November, 2001 (the "Effective Date"), by and between Microsoft Corporation, a Washington corporation ("Microsoft"), USA Networks, Inc., a Delaware corporation ("USA") and Expedia, Inc., a Washington corporation ("Expedia"). Microsoft, USA and Expedia are hereinafter referred to collectively as the "Parties" and individually as a "Party".

                                   WITNESSETH:

      WHEREAS, Microsoft and Expedia entered into that certain Tax Allocation Agreement dated as of October 1, 1999, (the "Tax Allocation Agreement") a copy of which is attached hereto; and

      WHEREAS, Microsoft and Expedia have entered into that certain Amended and Restated Agreement and Plan of Recapitalization and Merger by and among Expedia, USA, Taipei, Inc., Microsoft and Microsoft E-Holdings, Inc., dated as of July 15, 2001 (the "July 15, 2001 Agreement"), pursuant to which Microsoft E-Holdings, Inc. will dispose of all or a portion of its shares of Expedia stock; and

      WHEREAS, pursuant to Section 8.13 of the July 15, 2001 Agreement, the Parties agreed that Expedia's aggregate liability to make payments under the Tax Allocation Agreement after July 15, 2001, with respect to any past, present or future taxable period, shall not exceed $36,300,000 and that the term "Inherent Bargain Element" (as used in the Tax Allocation Agreement) shall not include any amount with respect to any option to purchase Expedia common stock granted on or after November 16, 1999; and


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      WHEREAS, the Parties wish to set forth in this Agreement (i) the manner in which Expedia is to compensate Microsoft for the compensation deductions attributable to the Inherent Bargain Element (as defined herein) in any compensatory options granted prior to November 16, 1999 by Microsoft to former Microsoft employees that are employed by Expedia (collectively referred to as the "Assumed Microsoft Options"), (ii) the manner in which the economic benefit attributable to the Assumed Microsoft Options shall be determined, (iii) the manner in which Expedia shall pay such economic benefit to Microsoft and (iv) certain other rights and obligations of the Parties with respect to Taxes (as such term is defined in the July 15, 2001 Agreement).

      NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, effective as of the Effective Time (as such term is defined in the July 15, 2001 Agreement), the Parties agree as follows:

      1. COMPENSATION FOR DEDUCTIONS ATTRIBUTABLE TO INHERENT BARGAIN ELEMENT.

            (a) Pursuant to Section 13(a) of the Tax Allocation Agreement, the Parties hereby cancel, terminate and release any and all of their respective rights and obligations under Section 9 of the Tax Allocation Agreement, and the rights and obligations of the Parties with respect to the subject matter of such
Section 9 of the Tax Allocation Agreement shall be governed by the terms of this Agreement.

            Expedia shall compensate Microsoft for the U.S. federal and state income tax deductions attributable to the Inherent Bargain Element in any Assumed Microsoft Options as described below. The "Inherent Bargain Element" in each Assumed Microsoft Option has been determined as of the date Expedia employed the optionee and is equal to the excess of (i) the fair market value of the shares (whether shares of


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Microsoft common stock or Expedia stock) to be acquired on exercise of the option, determined as of the date the optionee became employed by Expedia, over
(ii) the exercise price of the option, determined as of the date the optionee became employed by Expedia; provided however, that such term shall not include any amount with respect to any option to purchase Expedia common stock granted on or after November 16, 1999. Notwithstanding anything to the contrary herein, for any taxable year in which Expedia is not a member of the affiliated group (within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code")) of which Microsoft is the common parent corporation, Expedia will report on its U.S. federal and state income tax returns the deductions attributable to the exercise of the Assumed Microsoft Options, and Expedia will compensate Microsoft for the amount of such deductions attributable to the Inherent Bargain Element in the Assumed Microsoft Options in the following manner:

            Expedia shall initially compute the "Expedia Economic Benefit" (as defined below) for such taxable year. The Expedia Economic Benefit for each taxable year shall be equal to the excess, if any, of (x) the actual U.S. federal and state income tax liability (including alternative minimum tax liability) as calculated under Chapter 1 of the Code of Expedia that would have been payable by Expedia for such taxable year taking into account all available deductions (including, but not limited to, net operating loss carryforwards, capital loss carryforwards, credits and credit carryforwards), but without taking into account the compensation deductions attributable to the Inherent Bargain Element in the Assumed Microsoft Options (the "Hypothetical Expedia Tax Liability") over (y) its actual U.S. federal and state income tax liability (including alternative minimum tax liability) for such taxable year as calculated under Chapter 1 of the Code,


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taking into account all available deductions, including the compensation deductions attributable to the Inherent Bargain Element in the Assumed Microsoft Options. For purposes of the foregoing calculation, the amount of compensation deductions attributable to Inherent Bargain Element shall be calculated on a first in, first out basis, i.e., all deductions arising upon the exercise of Assumed Microsoft Options shall be deemed to be attributable to the Inherent Bargain Element to the extent of the aggregate amount of such Inherent Bargain Element in all such Assumed Microsoft Options, subject to the cap described in
Section 1(b) below.

            Notwithstanding anything to the contrary herein, for any taxable year after March 17, 2000 in which Expedia is a member of an affiliated group within the meaning of Section 1504(a) of the Code of which Expedia is not the common parent (the "New Group"), and which group files consolidated federal tax returns, the Expedia Economic Benefit shall be the Expedia Economic Benefit determined as set forth above as if Expedia paid taxes as corporation that was not a member of the New Group, and Expedia shall use its reasonable best efforts not to enter into any arrangement with any member of the New Group that would have the effect of distorting Expedia's stand-alone tax liability.

            (b) After determining the Expedia Economic Benefit, Expedia shall submit the computation of the Expedia Economic Benefit for each taxable year (with all appropriate supporting information) to Microsoft within ten days after the filing of its U.S. federal income tax return for such taxable year. If Microsoft does not object in writing to the computation of the Expedia Economic Benefit for the taxable year within thirty days of receipt of the computation from Expedia, Expedia's determination of the


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Expedia Economic Benefit shall become final and binding. If Microsoft objects to the computation, and the parties are unable to reach an agreement by the end of such thirty-day period, the determination of the Expedia Economic Benefit shall be made by a nationally-recognized accounting firm mutually agreeable to Expedia and Microsoft, which shall endeavor to make the final determination within thirty days. The determination of the independent accounting firm shall be final and binding. Expedia shall pay to Microsoft within fifteen days of the final determination (as provided above) of the Expedia Economic Benefit for a taxable year an amount of cash equal to the Expedia Economic Benefit for such taxable year; provided, however, that, notwithstanding any other provision contained in this Agreement, the aggregate liability of Expedia to make payments under this Agreement after July 15, 2001 shall not exceed $36,300,000.

      2.    MICROSOFT INDEMNITY.

            Microsoft shall indemnify and hold harmless Expedia and USA from and against (i) any and all liability for Taxes (as such term is defined in the July 15, 2001 Agreement) with respect to any "Consolidated Return," "Foreign Combined Return" or "State/Local Combined Return" (as such terms are defined in the Tax Allocation Agreement) and (ii) any and all liability under Treasury Regulation
Section 1.1502-6 (or any analogous provision of state, local or foreign law) as a result of Expedia's membership in any consolidated, combined or unitary group of which Microsoft or any of its Subsidiaries (as such term is defined in the July 15, 2001 Agreement) is or was the common parent; provided, however, that nothing herein shall be deemed to give Expedia, USA or any party related thereto the right to review any Tax Return (as such term is


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defined in the July 15, 2001 Agreement) of the MS Affiliated Group (as such term is defined in the Tax Allocation Agreement) or any member thereof. Nothing in this Section 2 is intended to diminish, increase or expand the obligations of Microsoft set forth in the July 15, 2001 Agreement.

      3.    CARRYBACKS.

            Microsoft agrees not to carry back for federal, state, local or foreign tax purposes any net operating loss, capital loss or credit against Tax (as such term is defined in the July 15, 2001 Agreement) of Expedia or any of its Subsidiaries (as such term is defined in the July 15, 2001 Agreement) for any "separate return year" (as defined in Treasury Regulation Section 1.1502-1).

      4.    MISCELLANEOUS PROVISIONS.

            (a) This Agreement, together with the Tax Allocation Agreement, constitutes the entire understanding of the Parties with respect to the subject matter contained herein. No alternation, amendment or modification of any of the terms of this Agreement shall be valid unless made by an instrument signed in writing by an authorized officer of each Party.

            (b) This Agreement has been made in and shall be construed and enforced in accordance with the laws of the State of Washington from time to time obtaining, without regard to any applicable conflicts of law principles.

            (c) This Agreement shall be binding upon and inure to the benefit of each Party hereto and its respective successors and assigns.


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            (d) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            (e) All notices and other communications hereunder shall be deemed to have been duly given if delivered by hand or mailed certified or registered mail, postage prepaid:

                  (i)   Microsoft Corporation
                        One Microsoft Way
                        Redmond, Washington 98052-6399

                        Telephone  (425) 882-808
                        Fax        (425) 936-7329

                        Attention:      Chief Financial Officer
                                       Treasurer

                        with copy to   Law and Corporate Affairs

                  (ii)  Expedia, Inc.

                        13810 SE Eastgate Way
                        Suite 400
                        Bellvue, WA  98005

                        Telephone
                        Fax         (425) 564-7240

                        Attention:  President
                                    Chief Financial Officer

                  (iii) USA Networks, Inc.
                        152 West 57th Street

                        New York, NY  10019
                        Attention: Vice President, Taxes
                        with copy to: General Counsel

                        Telephone   (212) 314-7380
                        Fax         (212) 414-7439


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      (f) The headings of the paragraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof.



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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be affixed hereto, all on the date and year first above written.

MICROSOFT CORPORATION               EXPEDIA INC.


By /s/ Kevin Fay                    By /s/ Richard N. Barton
  ------------------------------       -----------------------------
   its authorized representative       its authorized representative


USA NETWORKS, Inc.



By /s/ Julius Genachowski
   -----------------------------
   its authorized representative





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